NEWS RELEASE

Cleveland-Cliffs Announces Two-for-One Common Stock Split

CLEVELAND—March 11, 2008—Cleveland-Cliffs Inc (NYSE: CLF) announced today that its Board of Directors has declared a two-for-one stock split of the Company’s common shares.

Each shareholder of record as of the close of business on May 1, 2008, will receive one additional share of Cleveland-Cliffs’ common stock for every share held. The new shares will be distributed on May 15, 2008.

“Our board believes it is in the best interest of all shareholders to maintain a price that makes Cliffs’ shares available to the widest audience of investors, enhances liquidity and reduces share-price volatility,” commented Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer.

Pursuant to the effectuation of the stock split, the par value of Cliffs’ common stock will be adjusted from $0.25 per share to $0.125 per share. The number of authorized common shares also will be increased accordingly from 112 million to 224 million shares.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

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